SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 1, 2007

SIERRA BANCORP

(Exact name of registrant as specified in its charter)

California	000-33063	33-0937517
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee Identification No.)

86 North Main Street, Porterville, CA 93257

(Address of principal executive offices)

(Zip code)

(559) 782-4900

(Registrant’s telephone number including area code)

(Former name or former address, if changed since last report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Compensatory Arrangements of Certain Officers

Effective January 1, 2007, Bank of the Sierra (the “Bank”), a wholly-owned subsidiary of Sierra Bancorp, entered into a Director Retirement Agreement with each of the following non-employee directors: Albert Berra, Robert Fields, Vince Jurkovich, Morris Tharp, Robert Tienken, and Gordon Woods. The terms of each of such non-employee director’s agreements are identical, and one sample agreement is attached hereto as Exhibit 10.1.

These agreements provide for payments of $25,000 per year for ten years to each of the named directors (or designated beneficiaries) at retirement, upon disability, or in the event of a change in control, provided that the triggering event occurs on or after the later of age 70 or five years from the date of the agreement. If the triggering event occurs prior to that time, the annual payment is a reduced amount, based on the Bank’s accrued liability under the agreement at the end of the plan year immediately prior to termination of service. Each agreement also includes a pre-retirement death benefit, which is a lump-sum amount equal to the Bank’s accrued liability as of the end of the month immediately prior to death. These agreements supplement similar agreements dated October 1, 2002, which also provide for payments of $25,000 per year under similar circumstances, but without reduced amounts in the event of earlier triggering events.

The Bank has also entered into a Salary Continuation Agreement with Kevin McPhaill, Executive Vice President and Chief Banking Officer for Sierra Bancorp and Bank of the Sierra. The Salary Continuation Agreement, effective January 1, 2007, provides for payments to Mr. McPhaill of $100,000 per year for fifteen years, subsequent to his retirement at age 65 or in the event of separation of service subsequent to a change in control. The agreement specifies a reduced benefit equal to the accrual balance as of the end of the month preceding termination of employment, in the event of an early involuntary termination or disability. In addition, it includes a benefit of $992,467 in lieu of any other benefit in the event of death prior to retirement.

At the same time, the Bank’s Salary Continuation Agreement with Kenneth Taylor, Executive Vice President and Chief Financial Officer, dated October 1, 2002, was amended to increase his annual retirement benefit to $100,000 per year for fifteen years, with a $334,100 pre-retirement death benefit in addition to the split-dollar death benefit already in place. The agreement was also modified to conform to the requirements of Section 409A of the Internal Revenue Code.

It is expected that the expense accruals associated with the agreements discussed herein will be entirely offset by earnings on $6 million in single-premium life insurance purchased by the Bank on December 22, 2006, although no assurance can be made in that regard.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit Number	Description
10.1	Sample Agreement Entered into with Each Non-Employee Director Effective January 1, 2007

10.2	Salary Continuation Agreement for Kevin McPhaill

10.3	First Amendment to the Salary Continuation Agreement for Kenneth Taylor

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIERRA BANCORP

Dated: January 5, 2007	By:	/s/ Kenneth R. Taylor
Kenneth R. Taylor
Executive Vice President & Chief Financial Officer